EXHIBIT 10.1

CHANGE IN CONTROL SEVERANCE PROTECTION POLICY

This Broadstone Net Lease, Inc. Severance Protection Policy has been adopted by the Compensation Committee of the Board of Directors of Broadstone Net Lease, Inc. to apply to applicable employees of the Company. Participants will be eligible for severance protection in connection with a Change in Control and certain termination of employment events, subject to the conditions set forth below. This Policy shall be effective as of the Effective Date as provided herein.

1.
Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Annual Base Salary” shall mean a Participant’s stated annual compensation without regard to any bonus, perquisite or other benefits.

“Annual Bonus” means the annual target bonus to which the Participant is eligible under the Company’s annual bonus or incentive compensation program as in effect from time to time.

“Cause” means any of the following: (i) conduct by the Participant that amounts to willful misconduct, gross neglect, or a material refusal to perform the Participant’s duties and responsibilities, which conduct, if susceptible to a cure in the reasonable discretion of the REIT, remains uncured for ten (10) business days following delivery of a written notice to the Participant setting forth the nature of such conduct; (ii) any willful violation of any material law, rule, or regulation applicable to the Company generally; (iii) the Participant’s material violation of any material written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Company to which the Participant is subject, which violation, if susceptible to a cure in the reasonable discretion of the REIT, remains uncured for ten (10) business days following delivery of a written notice to the Participant setting forth the nature of such violation; (iv) any act of fraud, misappropriation, or embezzlement by the Participant, whether or not such act was committed in connection with the business of the Company; (v) the Participant’s charge with, indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (X) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (Y) any crime connected with the business of the Company; or (vi) the Participant’s deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials as reasonably requested by the Company or its legal counsel.

“Change in Control” means and includes the occurrence of any one of the following events:

(i)
during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii)
any individual, entity or group (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 Act (“1934 Act”) and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) becomes a “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) (“Beneficial Owner”), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the REIT (“REIT Common Stock”) or (B) securities of the REIT representing 50% or more of the combined voting power of the REIT’s then outstanding securities eligible to vote for the election of directors (the “REIT Voting Securities”); provided, however, that for purposes of this subsection (2), the following acquisitions of REIT Common Stock or REIT Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the REIT, (x) an acquisition by the REIT or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the REIT (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the REIT or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) hereof); or
(iii)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the REIT or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the REIT’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding REIT Common Stock and outstanding REIT Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the REIT or all or substantially all of the REIT’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding REIT Common Stock and the outstanding REIT Voting Securities, as the case may be, and (B) no person (other than (x) the REIT or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)
approval by the stockholders of the REIT of a complete liquidation or dissolution of the Company.

“Change in Control Protection Period” means the period starting on the date that is three (3) months prior to a Change in Control and ending on the date that is twelve (12) months following a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means collectively the REIT, Operating Company and REIT Operator.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the REIT.

“Date of Termination” means the effective date of the relevant Participant’s termination of employment with the Company.

“Effective Date” means April 29, 2022, or such later date as determined by the Compensation Committee with respect to a Participant.

“Excluded Employees” means each executive officer of the Company who is party to an individual employment agreement with the Company and such other individuals as identified by the Compensation Committee.

“Good Reason” means without the Participant’s express written consent: (i) a material diminution in the Participant’s title, position, authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Participant is required to report; (iii) a material diminution in the Participant’s Annual Base Salary or Annual Bonus; (iv) a willful and material breach by the Company of this Agreement; or (v) the relocation (without the written consent of the Participant) of Participant’s principal place of employment by more than thirty-five (35) miles from the Participant’s then current physical place of employment. Notwithstanding the foregoing, (A) Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than ninety (90) days after the time at which the Participant has knowledge that the event or condition purportedly giving rise to Good Reason first occurs or arises , (B) if there exists an event or condition that constitutes Good

Reason, the Company shall have thirty (30) days from the date notice of such termination is received to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder and (C) the Participant provides written notice of termination with Good Reason within sixty (60) days following the Company’s failure to cure such event or condition.

“Operating Company” means Broadstone Net Lease, LLC, a New York limited liability company.

“Participant” means employees of the Company, other than the Excluded Employees, in each case employed by the Company on a full-time or part-time basis.

“Policy” means this Broadstone Net Lease, Inc. Severance Protection Policy.

“Qualifying Termination” means the Participant’s termination of employment by the Company, or the applicable successor entity, without Cause, or by the Participant for Good Reason, in either case during the Change of Control Protection Period; provided that in the case of a termination event during the three (3) month period prior to a Change in Control, the Change in Control must actually occur in order for the termination to be considered a Qualifying Termination, and, for purposes of this policy, such termination will be considered to occur on the date of the occurrence of the Change in Control.

“REIT” means Broadstone Net Lease, Inc., a Maryland corporation.

“REIT Operator” means Broadstone Employee Sub, LLC, a New York limited liability company.

“Separation from Service” means a termination of the employment relationship of the Participant with the Company or an affiliate within the meaning of Section 409A of the Code and Treasury Regulation section 1.409A-1(h) or any successor thereto.

“Severance Period” means (i) for Participants at the level of Senior Vice President, twelve (12) months following the Date of Termination, (ii) for Participants at the level of Vice President, nine (9) months following the Date of Termination and (iii) for all other Participants, six (6) months following the Date of Termination.

2.
Term of Policy. The term of this Policy shall begin on the Effective Date and shall continue in effect until modified or terminated by the Company pursuant to Section 13 hereof.
3.
Termination. The Company may terminate the employment of Executive for any reason and at any time. In the event that the Participant incurs a Qualifying Termination, Executive shall be entitled to the following rights and benefits under this Section 3:
3.1
Severance Benefits. Subject to Executive’s compliance with all terms of this Policy, including, without limitation, Section 5 hereof:
(i)
Salary Continuation Payments. The REIT Operator, or its applicable successor, will pay Participant an amount equal to the amount of the Participant’s Annual Base Salary that would be earned during the Severance Period, payable in a lump sum in accordance with Section 5, hereof.
(ii)
Severance Period Bonus Payment. The REIT Operator, or its applicable successor, will pay Participant an amount equal to the Participant’s Annual Bonus, payable in a lump sum in accordance with Section 5, hereof).
(iii)
Pro-Rata Bonus. The REIT Operator, or its applicable successor, will pay Participant an amount equal to the product of (A) the Participant’s Annual Bonus, if any, and (B) a fraction, the numerator of which is the number of days Participant was employed by the Company during the calendar year of termination, and the denominator of which is the number of days in such calendar year. This amount shall be paid in a lump sum in accordance with Section 5, hereof.
(iv)
Continued Health Benefit Coverage. If Participant timely and properly elects to continue participation in any group medical, dental, vision and /or prescription drug plan benefits to which Participant or Participant’s eligible dependents would be entitled under the Consolidated Omnibus Budget Reconciliation Act (COBRA), then REIT Operator will pay Participant a monthly cash payment equal to the excess of (x) the COBRA cost of coverage for each month during the Severance Period over (y) the amount that the Participant would have had to pay for such coverage if Participant had remained employed by the REIT Operator (or its successor) during the Severance Period and paid the active employee rate for such coverage, less withholding taxes and other similar items (the “Benefits Payments”), paid in accordance with the Company’s customary payroll practices, and in accordance with Section 5 hereof. Notwithstanding the foregoing, the right to Benefits Payments set forth herein will end immediately upon Participant becoming eligible to receive group health benefits under a program of a subsequent employer or otherwise (including but not limited to coverage available to Participant’s spouse).
3.2
Accrued Rights. Within fifteen (15) business days following the Date of Termination, the REIT Operator or its applicable successor will pay or provide Participant with (i) all accrued but unpaid base salary through the Date of Termination, (ii) vacation pay accrued but not used in accordance with the Company’s vacation pay policy, (iii) any previously awarded but unpaid Annual Bonus for a completed calendar year prior to the Date of Termination, (iv) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, and (v) all rights and benefits under the employee benefit plans of the Company in which Participant is then participating, (collectively, the “Accrued Rights”).
3.3
Equity Awards. This Policy does not affect the terms of outstanding equity awards. The treatment of all equity awards held by the Participant on the Date of Termination, if any, will be determined in accordance with the terms of the applicable award agreement and equity plan pursuant to which each outstanding equity award was granted.
3.4
No Additional Rights. Except as provided in this Section 3, Participant’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company shall be treated in accordance with the terms of the applicable plan. Without limiting the generality of the foregoing, Participant’s eligibility for and active participation in any of the retirement plans maintained by the Company will end on the Date of Termination and Participant will earn no additional benefits, including, without limitation, any additional service credit, under those plans after that date. Participant shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination, and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.
4.
Other Terminations. The Company may terminate the employment of Participant for any reason and at any time. In the event that the Company terminates the employment of the Participant during the term of the Policy, other than a Qualifying Termination, the terms of this Policy will not apply. If the Company terminates the employment of the Participant for Cause during the Change in Control Protection Period, the REIT Operator or its applicable successor will pay or provide Participant with all Accrued Rights. Participant may terminate his or her employment for any reason and at any time and shall not be entitled to any payments or benefits under this Policy by reason of such termination of employment from the Company, unless such termination constitutes a Qualifying Termination. This Policy shall have no effect on the rights and benefits to which a Participant is entitled upon retirement under (without limitation) any retirement or savings plan of the Company, which shall be governed exclusively by the terms of such plans and agreements, as applicable.
5.
Release.
5.1
As a condition precedent to receiving the payments and benefits set forth in Section 3.1 of this Policy, Participant will execute (and not revoke) a general release of claims (the “Release”), in a form provided by the Company. If Participant fails to execute and deliver the Release, or revokes the Release, Participant agrees that Participant shall not be entitled to receive the payments and benefits described herein.
5.2
Except as otherwise specified or agreed to by the Participant and the Company, payment of any amounts described hereunder that are subject to the Release will begin on the 60th day following the Date of Termination, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A of the Code, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.
6.
Section 280G.
6.1
Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an accounting firm or a nationally recognized tax firm specializing in Code Section 280G calculations which shall be designated by the Company prior to a Change in Control (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by the Participant from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Policy or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Code or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments or benefits to be received by the Participant that are subject to Section 280G or 4999 of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which the Participant would be subject in respect of such unreduced Total Payments). For purposes of this Section 6 the above tax amounts shall be determined by the Accounting Firm, applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Participant’s taxable income for the tax year in which the transaction which causes the application of Section 280G or 4999 of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that the Participant would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive shall retain all of the Total Payments.
6.2
Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 5(a), the Total Payments will be reduced in the following order: (A) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) (and that are not deferred compensation within the meaning of Section 409A of the Code), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (C) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (D) payments and benefits (that are not deferred compensation within the meaning of Section 409A of the Code) due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (E) all other cash or non-cash benefits not otherwise described in above will be next reduced pro-rata with any payments or benefits that are deferred compensation within the meaning of Section 409A of the Code being reduced last.
6.3
Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 5 (and shall cooperate to the extent necessary for any of the determinations in this Section 6 to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 5 shall be binding on Executive and the Company and shall be made as soon as reasonably practicable following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.
6.4
Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.
7.
Section 409A.
7.1
Compliance. It is intended that this Policy be exempt from the provisions of Section 409A of the Code and this Policy shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Policy is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to the Participant by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to the Participant only upon a Separation from Service as defined for purposes of Section 409A of the Code. Each severance payment under this Policy will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. To the extent that any benefits to be provided to the Participant pursuant to this Policy are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Participant’s taxable year following the Participant’s taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Policy or any plan providing for such benefits, the amount of expenses eligible for reimbursement during any taxable year of the Participant shall not affect the expenses eligible for reimbursement in any other taxable year. Nothing in this Policy will provide a basis for any person to take action against the Company or its affiliates based on matters covered by Section 409A of the Code and in no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

7.2
Six Month Delay for Specified Executives. To the extent that any amount payable or benefit to be provided under this Policy constitutes a nonexempt “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) upon a Separation from Service, and to the extent a Participant is deemed to be a “specified employee” (as that term is defined in Section 409A of the Code and pursuant to procedures established by the Company) on the Date of Termination, notwithstanding any other provision in this Policy to the contrary, such payment or benefit provision will not be made to the Participant during the six month period immediately following the Date of Termination. Instead, on the first day of the seventh month following the Date of Termination, all amounts that otherwise would have been paid or provided to the Participant during the six month period, but were not paid or provided because of this Section 7.2, will be paid or provided to the Participant at such time without interest. This six month delay will cease to be applicable if the Participant incurs a Separation from Service due to death or if the Executive dies before the six month period has expired.
8.
Withholding Taxes. All compensation payable pursuant to this Policy shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions, and the Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law.
9.
Acknowledgment. The Participant acknowledges that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Participant as an employee and that this Policy does not prevent the Participant from terminating employment at any time.
10.
Non-Duplication of Benefits. The severance benefit under this Policy is not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the severance benefit under this Policy will be reduced accordingly or, alternatively, severance benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so. In addition, and notwithstanding anything else provided herein, to the extent Participant is or becomes entitled to severance payments and benefits upon termination of employment pursuant to an individual agreement with the Company, this Policy will cease to apply and the Participant’s entitlement to severance benefits shall be governed solely by the applicable individual agreement.
11.
Administration. The Company is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Company shall determine any and all questions of fact, resolve all questions of interpretation of the Policy which may arise, and exercise all other powers and discretion necessary to be exercised under the terms of the Policy which it is herein given or for which no contrary provision is made. The Company shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Company’s decision with respect to any matter shall be final and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Company may, from time to time, by action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.
12.
Claims Procedures.
12.1
Initial Claims. A Participant who believes that he or she is entitled to a payment or benefit under the Policy that has not been provided may submit a written claim for benefits to the Compensation Committee within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to the Company. If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Compensation Committee's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information: (i) the specific reason or reasons for the denial of the Participant's claim; (ii) references to the specific Policy provisions on which the denial of the Participant's claim was based; (iii) a description of any additional information or material required by the Compensation Committee to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and (iv) a description of the Policy's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
12.2
Appeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(i)
Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file in writing with the Compensation Committee a request for review of the claim. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(ii)
The Participant has the right to submit in writing to the Compensation Committee any comments, documents, records, or other information relating to his or her claim for benefits.
(iii)
The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his or her claim for benefits, other than information that is deemed by the Compensation Committee to be confidential or with respect to which the Compensation Committee desires to preserve attorney-client privilege, if applicable (collectively, the “Protected Information”).

(iv)
The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
12.3
Compensation Committee's Response to Appeal. The Compensation Committee will provide the Participant with written notice of its decision within 60 days after the Committee's receipt of the Participant's written claim for review. There may be special circumstances requiring an extension of this 60-day period. In any such case, the Compensation Committee will notify the Participant in writing within the 60-day period, and the final decision will be made no later than 120 days after the Compensation Committee's receipt of the Participant's written claim for review. The Compensation Committee's decision on the Participant's claim for review will be communicated to the Participant in writing and will contain the following information: (i) the specific reason or reasons for the denial of the Participant's claim; (ii) reference to the specific Policy provisions on which the denial of the Participant's claim is based; (iii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Policy and all documents, records, and other information relevant to his or her claim for benefits (other than the Protected Information); and (iv) a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
12.4
Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes, (a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety, and (b) in any such legal action, all explicit and implicit determinations by the Compensation Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
13.
Amendment and Termination. Prior to the occurrence of a Change in Control, the Company reserves the right to amend or terminate this Policy at any time and in any manner, without consent or advance notice to Participants or other employees. No amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy.

Exhibit A

Acknowledgment

I acknowledge that I received, read and understand the Broadstone Net Lease, Inc. Severance Protection Policy (the “Policy”), which supersedes all prior agreements, programs and arrangements with Broadstone Net Lease, Inc. and its subsidiaries, written or oral, relating to the subject matter hereof, including the terms of any offer letter agreements, as amended from time to time. In the event of any inconsistency, the terms of the Policy will govern. For the avoidance of doubt, the Policy will not have any impact on the treatment of any outstanding equity awards that I hold, which will continue to be treated in accordance with the terms and conditions set forth in the applicable award agreement or equity plan. I also acknowledge that the Policy extends additional benefits to me that are not covered under existing agreements, programs and arrangements. This Acknowledgement is not an employment contract or a guarantee of continued employment.

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Name: Date: